Exhibit 99.1

Nordstrom Appoints Eric Sprunk to Board of Directors

SEATTLE, April 17, 2023 – Nordstrom, Inc. (NYSE: JWN) today announced the appointment of Eric Sprunk, former chief operating officer of NIKE, Inc., to its Board of Directors, effective immediately. Sprunk will stand for election at the Company's upcoming 2023 Annual Meeting of Shareholders. With Sprunk’s appointment, the Nordstrom Board has been expanded to 11 directors.

Sprunk has more than 25 years of leadership experience in the consumer retail industry. He most recently served as chief operating officer of NIKE from 2013 to 2020, where he led the teams responsible for manufacturing, sourcing, sales, procurement and technology. During his time at NIKE, he held various executive positions of increasing responsibility, including executive vice president, global product and merchandising from 2008 to 2013 and executive vice president and general manager, global footwear from 2001 to 2008. Prior to joining NIKE, Sprunk was a certified public accountant at PricewaterhouseCoopers responsible for client service of large multi-national companies and financial services organizations.

“We are pleased to welcome an industry veteran of Eric’s caliber to the Nordstrom Board,” said Brad Tilden, chairman of the Nordstrom Board. “Eric’s appointment demonstrates Nordstrom’s commitment to ongoing refreshment and ensuring our board is composed of directors with relevant skills and expertise to oversee the execution of Nordstrom’s strategy and drive shareholder value. With Eric’s decades of operational experience in the consumer retail industry and track record of driving e-commerce growth and large-scale transformations within a complex global business, we’re confident he will be a valuable addition to the board and look forward to benefitting from his expertise.”

About Nordstrom
At Nordstrom, Inc. (NYSE: JWN), we exist to help our customers feel good and look their best. Since starting as a shoe store in 1901, how to best serve customers has been at the center of every decision we make. This heritage of service is the foundation we're building on as we provide convenience and true connection for our customers. Our digital-first platform enables us to serve customers when, where and how they want to shop – whether that's in-store at more than 350 Nordstrom, Nordstrom Local and Nordstrom Rack locations or digitally through our Nordstrom and Rack apps and websites. Through it all, we remain committed to leaving the world better than we found it.

Forward-Looking Statements
Certain statements in this press release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involves risks and uncertainties that could cause results to be materially different from expectations. The words “will,” “may,” “designed to,” “outlook,” “believes,” “should,” “targets,” “anticipates,” “assumptions,” “plans,” “expects” or “expectations,” “intends,” “estimates,” “forecasts,” “guidance” and similar expressions identify certain of these forward-looking statements. The Company also may provide forward-looking statements in oral statements or other written materials released to the public. All statements contained or incorporated in this press release or in any other public statements that address such future events or expectations are forward-looking statements. Important factors that could cause actual results to differ materially from these forward-looking statements are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2023. In addition, forward-looking statements contained in this release may be impacted by the actual outcome of events or occurrences related to the wind-down of business operations in Canada. These forward-looking statements are not guarantees of future performance and speak only as of the date made, and, except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances. In addition, the actual timing, price, manner and amounts of future share repurchases, if any, will be subject to the discretion of our board of directors, contractual commitments, market and economic conditions and applicable Securities and Exchange Commission rules.

Important Additional Information and Where to Find It
Nordstrom, Inc. intends to file a definitive proxy statement on Schedule 14A, an accompanying proxy card and other relevant documents with the SEC in connection with such solicitation of proxies from the Company’s shareholders for the Company’s 2023 annual meeting of shareholders. SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ALL OTHER DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders may obtain a copy of the definitive proxy statement, an accompanying proxy card, any amendments or supplements to the definitive proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge by clicking the “SEC Filings” link located under “Financial Information” in the “Investor Relations” section of the Company’s corporate website, investor.nordstrom.com, or by contacting InvRelations@Nordstrom.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Certain Information Regarding Participants to the Solicitation
The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s shareholders in connection with matters to be considered at the Company’s 2023 annual meeting of shareholders. Information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company is included in the Company’s Proxy Statement on Schedule 14A for its 2022 annual meeting of shareholders, filed with the SEC on April 7, 2022, the Company’s Annual Report on Form 10-K for the year ended January 28, 2023, filed with the SEC on March 10, 2023, and the Company’s Current Reports on Form 8-K filed with the SEC from time to time. Changes to the direct or indirect interests of the Company’s directors and executive officers are set forth in SEC filings on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4. These documents are available free of charge as described above.

INVESTOR CONTACT:	Sara Penner
Nordstrom, Inc.
InvRelations@Nordstrom.com

MEDIA CONTACT:	Stephanie Corzett
Nordstrom, Inc.
NordstromPR@Nordstrom.com